                                                                   Exhibit 12.01

               Travelers Property Casualty Corp. and Subsidiaries
                Computation of Ratio of Earnings to Fixed Charges
                   (In millions of dollars, except for ratio)




                                                                         Three Months Ended        Six Months Ended
                                                                              June 30,                  June 30,
                                                                         1999         1998         1999        1998
                                                                         ----         ----         ----        ----
Income before federal income taxes and cumulative
    effect of changes in accounting principles                         $   480      $    426     $    931     $    912
Interest                                                                    40            40           80           81
Portion of rentals deemed to be interest                                    12            12           23           24
                                                                       -------      --------     --------     --------
Earnings available for fixed charges                                   $   532      $    478     $  1,034     $  1,017
                                                                       =======      ========     ========     ========

Fixed charges:
     Interest                                                          $    40      $     40     $     80     $     81
     Portion of rentals deemed to be interest                               12            12           23           24
                                                                       -------      --------     --------     --------
     Total fixed charges                                               $    52      $     52     $    103     $    105
                                                                       =======      ========     ========     ========

Ratio of earnings to fixed charges                                      10.23x         9.19x       10.04x        9.69x
                                                                       =======      ========     ========     ========


The ratio of earnings to fixed charges is computed by dividing income before federal income taxes and cumulative effect of changes in accounting principles and fixed charges by the fixed charges. For purposes of this ratio, fixed charges consist of that portion of rentals deemed representative of the appropriate interest factor.